                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------






                               -----------------
                                 ANNUAL REPORT
                                      1994

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------


                                    CONTENTS

   Fund Profile and Financial Highlights                  Two
   Message to Investors                                   Three
   Profiles of Portfolio Companies                        Six
   Schedule of Investments                                Seven
   Balance Sheets                                         Ten
   Statements of Operations                               Eleven
   Statements of Cash Flows                               Twelve
   Statements of Changes in Net Assets                    Thirteen
   Selected Per Unit Data and Ratios                      Fourteen
   Notes to Financial Statements                          Fifteen
   Report of Independent Public Accountants               Nineteen
   Management's Discussion and Analysis of Financial
   Condition and Results of Operations                    Twenty



                        ------------------------------
                                      ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                                  FUND PROFILE


         Fiduciary Capital Pension Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund has elected to operate as a business development company under the Investment Company Act of 1940, as amended. The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.

                              FINANCIAL HIGHLIGHTS


                                                                                               As of
                                                                                         December 31, 1990
                                                        As of December 31             or the Period from the
                                                    or Year Ended December 31       Commencement of Operations
                                           ----------------------------------------     (August 14, 1990)
                                             1994       1993       1992       1991     to December 31, 1990
                                                             (in thousands, except per Unit amounts)
- ----------------------------------------------------------------------------------------------------------------
Total Investment Income                    $ 2,335    $ 2,587    $ 3,627    $ 3,159          $   851
Net Investment Income                        1,758      1,972      3,046      2,607              613
Net Realized and Unrealized
  Gain on Investments                        1,505        148        424          -                -
Cash Distributions Declared to Partners      2,537      2,681      2,709      2,370              565
Repurchase of Units                          2,403      1,134          -          -                -
Total Assets                                24,694     26,362     28,106     27,315           27,002
Net Assets                                  23,974     25,651     27,345     26,584           26,347
Value of Investments                        23,454     25,213     27,582     26,342           26,786

Per Unit of Limited Partnership Interest:(1)
 Net Investment Income                        1.23(2)    1.32(2)    2.03       1.73              .44(2)
 Net Realized and Unrealized
   Gain on Investments                        1.06(2)     .10(2)     .28          -                -
 Cash Distributions Declared to Partners(3)   1.78       1.81       1.80       1.57              .41
 Net Asset Value                             18.47      17.96      18.35      17.84            17.68



(1) Effective October 1, 1993, each $1,000 Unit was redenominated into fifty $20 Units. All amounts shown for prior periods have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1994 and 1993 of 1,413,240 and 1,482,514, respectively, and during the period from August 14, 1990 (commencement of operations) through December 31, 1990 of 1,368,600.
(3) Distribution amounts are reflected during the period in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such period.


                        ------------------------------
                                      TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                              MESSAGE TO INVESTORS

Dear Investor:

         We are pleased to provide a summary of the recent activities of Fiduciary Capital Pension Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1994. Unaudited interim financial statements for the first quarter of 1995 are also enclosed along with this Annual Report.

HIGHLIGHTS

         - Distributions for 1994 totaled $1.80 per Unit, which represents an annualized rate equal to 9.0% of contributed capital.

         - The Fund's net asset value per Unit was $18.47 at December 31, 1994 and $18.76 at March 31, 1995 as compared to $17.96 at December 31, 1993.

         - The Fund redeemed 9.17% of its outstanding Units during November 1994 pursuant to the Fund's annual repurchase offer.

NET ASSET VALUE AND CUMULATIVE DISTRIBUTION PER UNIT (CHART)

CASH DISTRIBUTIONS

         The Fund paid cash distributions of $.45 per Unit for each quarter of 1994. Each of these quarterly distributions represented an annualized rate equal to 9.0% of contributed capital. The 1994 cash distributions were paid out of net investment income (69.3%) and gains from capital transactions (30.7%).

         As we have discussed in previous correspondence to you, the quarterly distributions for 1995 will be paid at a reduced rate. The distribution for the first quarter of 1995 was paid on May 12, 1995 in an amount equal to $.30 per Unit, or an annualized rate equal to 6.0% of contributed capital. This distribution consisted entirely of net investment income earned during the first quarter.

         We expect the remaining 1995 distributions to be made at the same 6.0% rate. In the past, the Fund has realized gains from its investments that have provided additional sources of cash for distributions. Although there can be no assurances, the Fund may realize similar gains in 1995 that could in turn result in a higher distribution rate for subsequent quarters. Gains can also be utilized to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         The Fund's investment period will end on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund will no longer be permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments after December 31, 1995 will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

SIGNIFICANT INVESTMENT PERFORMANCE

         KEMET represents the Fund's most successful investment to date. KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards.

         During 1991, the Fund acquired $3,391,150 of 15.50% Senior Subordinated Term Notes due January 2, 2001 that were issued by a KEMET subsidiary, along with warrants to purchase 94,614 shares of KEMET common stock at an exercise price of $.01 per share.

         KEMET became the first of the Fund's portfolio companies to successfully complete an initial public offering ("IPO") of its common stock during October 1992. During June 1993, KEMET prepaid its subordinated notes that the Fund held, at par, following the successful completion of a secondary stock offering. Thus, as of June 1993, the Fund had recovered 100% of its original investment in KEMET (plus the interest payments received on the notes) and continued to hold warrants to purchase 94,614 shares of KEMET common stock.


                        ------------------------------
                                     THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

         The KEMET common stock, which trades on the NASDAQ National Market System under the symbol "KMET", closed at the following prices (an average of the closing bid and ask prices) at the end of each calendar quarter since the completion of the IPO:

         December 31, 1992                                         $14.25
         March 31, 1993                                            $15.25
         June 30, 1993                                             $18.50
         September 30, 1993                                        $15.75
         December 31, 1993                                         $15.50
         March 31, 1994                                            $16.25
         June 30, 1994                                             $16.88
         September 30, 1994                                        $20.63
         December 31, 1994                                         $29.38
         March 31, 1995                                            $37.38

         On December 30, 1994, the Fund exercised the KEMET warrants and sold 18,086 shares of the common stock at a price of $29.50. The Fund sold an additional 8,705 shares on February 28, 1995 at a price of $31.00 per share.

         The Fund still owned 67,823 shares of the KEMET stock as of March 31, 1995. Based on the $37.38 closing trading price of the common stock at March 31, 1995, the remaining stock had a market value of $2,534,885. However, the Fund's valuation guidelines require the common stock to be valued at a 5% discount to the public market price, or $2,408,140 as of March 31, 1995, to reflect the potential market impact that could result from the sale of the material number of shares owned by the Fund and an affiliated fund.

         In summary, the Fund invested approximately $3.4 million in this investment and has received interest payments and proceeds from the repayment of the notes and the sale of stock aggregating approximately $5.4 million. In addition, the Fund still owned stock with an estimated market value, as of March 31, 1995, of approximately $2.4 million. Thus, as of March 31, 1995, the Fund had a total profit on this investment, including interest income and both realized and unrealized gains, of approximately $4.4 million. This represents an internal rate of return of approximately 34%. Both the total profit and internal rate of return ultimately realized by the Fund with respect to this investment will depend on the actual sales price of the remaining stock and the timing of such sales.

         Since March 31, 1995, the Fund has sold an additional 22,610 shares of the KEMETstock at an average price of $43.66 per share.

OTHER INVESTMENT ACTIVITY

         New portfolio investments in two companies were acquired during 1994:
LMC and Canadian's. The Fund's initial investments in these companies were discussed in previous investor reports.

         On December 29, 1994, the Fund made a follow-on investment of $802,190 in Canadian's and its parent company, Canadian's Holdings, Inc. Canadian's is a specialty retailer of moderately priced junior women's apparel and accessories. The follow-on investment consisted of (a) $768,000 of Canadian's 13.50% Subordinated Notes with warrants to acquire common stock and (b) $59,000 of Canadian's Holdings, Inc. 12.00% Exchangeable Redeemable Debentures that are convertible into Canadian's common stock. Both the Notes and Debentures also bear contingent additional interest to be computed under specified formulas. The proceeds from the Fund's additional investment were used by Canadian's as a portion of the capital needed to finance the acquisition of store leases, a computer system, point-of-sale terminals and store fixtures from The Ormonds Shops, Inc., a retailer operating under the protection of the federal bankruptcy laws.

         During 1994, the Fund's subordinated debt investments in Huntington and Amity were prepaid. In both situations, the companies, which are still privately owned, were successful in refinancing the subordinated debt held by the Fund at lower interest rates. The Fund realized gains, including applicable prepayment premiums, of $448,042 from these prepayments. The Fund continues to hold its equity securities in these companies.

         As discussed in previous correspondence, MTI successfully consummated a financial restructuring during 1994. Pursuant to the terms of the restructuring, the Fund and MTI's other subordinated lenders exchanged their subordinated notes and other securities for common stock in a new holding company that now owns 100% of MTI. The subordinated lender group received 87.75% of the new holding company's common stock. The Fund recognized a realized loss of $3,291,004 during 1994 as a result of the restructuring. (This loss had been recorded as an unrealized loss in prior years.) MTI is continuing to experience significant financial and operating difficulties and it is uncertain whether the Fund will ever recover any of its investment in MTI. As a result, the Fund recorded an additional unrealized loss of $206,131 with respect to the MTI stock investment at December 31, 1994. In the accompanying financial statements, the MTI common stock is valued at $31,496, which constitutes approximately one-tenth of 1% of the Fund's net assets.


                        ------------------------------
                                     FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

         During September 1994, Protection One completed an IPO of its common stock. On May 17, 1995, Protection One prepaid its $917,000 of 12.00% Senior Subordinated Notes that the Fund held. The Fund received $962,850, including a prepayment premium. The Fund continues to hold the warrants to purchase Protection One common stock.

NET UNREALIZED APPRECIATION OF PORTFOLIO INVESTMENTS

         The cumulative net unrealized appreciation of investments held by the Fund at December 31, 1994 and March 31, 1995, consisted of the following components:

                                                                 Unrealized Appreciation
                                                              (Depreciation) Recorded as of
                                                          ----------------------------------
                                                          December 31, 1994   March 31, 1995
- ------------------------------------------------------------------------------------------------
KEMET                                                        $2,081,367         $2,360,065
Amity                                                           647,521            719,828
Huntington                                                      476,182            476,182
Carr-Gottstein                                                  173,518            103,371
Elgin                                                            74,107             89,121
MTI                                                            (206,131)          (206,131)
Protection One                                                  (14,077)            (3,466)
Neodata                                                         (10,519)          (278,915)
- ------------------------------------------------------------------------------------------------
                                                             $3,221,968         $3,260,055
================================================================================================

         The KEMET, Carr-Gottstein and Protection One equity investments consist of publicly traded common stock (and warrants to acquire common stock) that were valued based upon actual trading prices. The Amity, Huntington, Elgin, MTI and Neodata valuation adjustments all relate to equity securities held by the Fund that are not traded in any liquid public markets. These equity securities were valued by the Managing General Partner pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. The valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects.

PERIODIC UNIT REPURCHASE POLICY

         The Fund's investors adopted a periodic unit repurchase plan during October 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. Pursuant to the initial repurchase offer, 61,850 Units (4.15% of the outstanding Units) were redeemed during November 1993 at a net asset value per Unit of $18.33 ($17.96, net of the 2% fee). An additional 130,951 Units (9.17% of the outstanding Units) were redeemed during November 1994 at a net asset value per Unit of $18.35 ($17.98, net of the 2% fee).

         The next opportunity to have the Fund repurchase your Units will occur during the fourth quarter of 1995. The repurchase offer will be mailed to investors on October 6, 1995, and the deadline for tendering Units for repurchase will be October 31, 1995. The repurchase price will be based on the net asset value per Unit on November 14, 1995 and payment for tendered Units will be made on November 21, 1995.

                                    *  *  *

         We have recently seen an increase in the number of companies seeking mezzanine financing and we are currently analyzing several potential investment opportunities for the Fund. We are confident that we will be able to identify sufficient attractive investment opportunities to fully invest the remaining funds that are available for reinvestment prior to December 31, 1995.

         If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,




Paul Bagley, Chairman
FCM Fiduciary Capital Management Company




W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 17, 1995


                        ------------------------------
                                     FIVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                        PROFILES OF PORTFOLIO COMPANIES

         Carr-Gottstein Foods Company ("Carr-Gottstein") Carr-Gottstein has been the leading food and drug retailer in Alaska since 1915 and is the largest private employer in Alaska.

         Neodata Corporation ("Neodata") Neodata, headquartered in Louisville, Colorado, is the largest contract fulfillment company in the world and a leader in providing fulfillment and marketing services to the magazine publishing industry.

      VALUE IN 1994 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY (PIE CHART)

         KEMET Corporation ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards.

         Huntington Holdings, Inc. ("Huntington") Huntington, headquartered in Huntington, Indiana, is one of the largest manufacturers and marketers of maintenance and cleaning chemicals in North America. Huntington produces a wide range of intermediate and final-stage cleansers, sterilants and disinfectants for use by hospitals, schools, nursing homes and various industries.

         Amity Leather Products Co. ("Amity")   Amity, headquartered in West
Bend, Wisconsin, manufactures men's and ladies' fine personal leather goods and distributes these products to department stores, mass merchandisers and company- owned Wallet Works stores. Amity markets its products under the brand names of Rolfs, Amity and LaGarde.

         KB Alloys, Inc. (""KB Alloys") KB Alloys, headquartered in Reading, Pennsylvania, is a leading North American manufacturer of aluminum master alloys. Master alloys are added during the production of aluminum to enhance or supply physical properties and to function as a hardener, refiner or promoter of electrical conductivity.

         Elgin National Industries, Inc. ("Elgin") Elgin, headquartered in Chicago, Illinois, is a diversified industrial company that is organized into three distinct segments. The Industrial Products Group manufactures specialty industrial threaded fasteners. The Manufacturing Group manufactures machinery and equipment for niches in coal and other mineral processing markets. The Engineering and Construction Group provides a full range of engineering, design and construction management services, including serving as a general contractor under turn-key design and build contracts.

         Protection One Alarm Monitoring, Inc. ("Protection One") Protection One is a Portland, Oregon-based security alarm company operating in five western states.

         LMC Operating Corp. ("LMC") LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light track vehicles. These vehicles are primarily used as snow-groomers and have several alternative uses including infrastructure development and maintenance in remote locations, right-of-way clean-up, search and rescue and military troop deployment. Primary purchasers of the vehicles include ski resorts, utility companies and various governmental agencies.

         Mobile Technology, Inc. ("MTI") MTI is a leading domestic provider of magnetic resonance imaging ("MRI") and computed tomography mobile shared-services.

         Canadian's Corp. ("Canadian's") Canadian's, headquartered in Fairfield, New Jersey, is a specialty retailer of moderately priced junior women's apparel and accessories. Canadian's emerged from Chapter 11 bankruptcy proceedings in conjunction with the restructuring in which the Fund participated.


                        ------------------------------
                                      SIX

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            SCHEDULE OF INVESTMENTS

DECEMBER 31, 1994

- ---------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                             INVESTMENT        AMORTIZED                 % OF TOTAL
 SHARES                  INVESTMENT                     DATE             COST          VALUE    INVESTMENTS
- ---------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

147,678 sh.       Carr-Gottstein Foods Co.,
                  Class B Common Stock(1)*            10/23/90      $  738,394      $ 911,912
- ---------------------------------------------------------------------------------------------------------------
                                                                       738,394        911,912         3.9%
- ---------------------------------------------------------------------------------------------------------------
340,951 sh.       Neodata Corporation,
                  Warrants to Purchase
                  Common Stock and
                  10.00% Class A Convertible
                  Preferred Stock - Series 2*         12/27/90          33,912        210,280
32,606.87 sh.     Neodata Corporation,
                  10.00% Class A Convertible
                  Preferred Stock - Series 2*         09/30/92         245,005         58,117
1,895.75 sh.      Neodata Corporation,
                  Common Stock*                       09/30/92               1              1
- ---------------------------------------------------------------------------------------------------------------
                                                                       278,918        268,398         1.1
- ---------------------------------------------------------------------------------------------------------------
76,528 sh.        KEMET Corporation,                  03/28/91 &
                  Common Stock(2)*                    07/11/91          54,242      2,135,609
- ---------------------------------------------------------------------------------------------------------------
                                                                        54,242      2,135,609         9.1
- ---------------------------------------------------------------------------------------------------------------
267.9 sh.         Huntington Holdings, Inc.,
                  Warrants to Purchase
                  Common Stock(3)*                    01/31/92          85,678        561,860
- ---------------------------------------------------------------------------------------------------------------
                                                                        85,678        561,860         2.4
- ---------------------------------------------------------------------------------------------------------------
62,606 sh.        Amity Leather Products Co.,
                  Warrants to Purchase Class B
                  Common Stock*                       07/30/92          85,909        704,944
22,608 sh.        Amity Leather Products Co.,
                  Class A Common Stock*               07/30/92         226,080        254,566
- ---------------------------------------------------------------------------------------------------------------
                                                                       311,989        959,510         4.1
- ---------------------------------------------------------------------------------------------------------------
$2,938,997        KB Alloys, Inc.,
                  20.00% Senior Subordinated
                  Term Notes due 6/30/01(4)           05/28/93       2,886,708      2,886,708
- ---------------------------------------------------------------------------------------------------------------
                                                                     2,886,708      2,886,708        12.3
- ---------------------------------------------------------------------------------------------------------------
$5,023,926        Elgin National Industries, Inc.,
                  13.00% Senior Subordinated
                  Notes due 9/01/01(5)                09/24/93       4,899,149      4,899,149
5,876.1 sh.       ENI Holding Corp.,
                  10.00% Preferred Stock
                  due 12/31/01                        09/24/93         587,610        661,717
403.81 sh.        ENI Holding Corp.,
                  Class B Common Stock*               09/24/93          40,381         40,381
421.6 sh.         ENI Holding Corp.,
                  Warrants to Purchase Class B
                  Common Stock*                       09/24/93          42,156         42,156
- ---------------------------------------------------------------------------------------------------------------
                                                                     5,569,296      5,643,403        24.1
- ---------------------------------------------------------------------------------------------------------------


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                     SEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 1994

- ---------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                             INVESTMENT        AMORTIZED                 % OF TOTAL
 SHARES                  INVESTMENT                     DATE             COST          VALUE    INVESTMENTS
- ---------------------------------------------------------------------------------------------------------------
$917,000          Protection One Alarm
                  Monitoring, Inc., 12.00%
                  Senior Subordinated Notes
                  due 11/01/03                        11/03/93         842,226        842,226
15,405.6 sh.      Protection One, Inc., Warrants
                  to Purchase Common Stock(6)*        11/03/93          82,420         68,343
- ---------------------------------------------------------------------------------------------------------------
                                                                       924,646        910,569         3.9
- ---------------------------------------------------------------------------------------------------------------
$2,396,000        LMCOperating Corp.,
                  13.00% Senior Secured
                  Subordinated Term Notes
                  due 5/31/99(7)                      06/10/94       2,254,799      2,254,799
16.054 sh.        LMCOperating Corp.,
                  Warrants to Purchase
                  Common Stock*                       06/10/94         107,820        107,820
15.973 sh.        LMCCredit Corp.,
                  Warrants to Purchase
                  Common Stock*                       06/10/94               1              1
- ---------------------------------------------------------------------------------------------------------------
                                                                     2,362,620      2,362,620        10.1
- ---------------------------------------------------------------------------------------------------------------
34,996 sh.        MTIHoldings II, Inc.,               07/06/94 &
                  Common Stock*                       12/28/94         237,627         31,496
- ---------------------------------------------------------------------------------------------------------------
                                                                       237,627         31,496         0.1
- ---------------------------------------------------------------------------------------------------------------
$2,392,000        Canadian's Corp.,
                  13.50% Subordinated                 09/09/94 &
                  Notes due 9/01/02(8)                12/29/94       2,290,675      2,290,675
$291,000          Canadian's Holdings, Inc.,
                  12.00% Exchangeable
                  Redeemable Debentures               09/09/94 &
                  due 8/31/04(9)                      12/29/84         277,667        277,667
232,987 sh.       Canadian's Corp.,
                  Warrants to Purchase                09/09/94 &
                  Common Stock*                       12/29/94          34,171         34,171
- ---------------------------------------------------------------------------------------------------------------
                                                                     2,602,513      2,602,513        11.1
- ---------------------------------------------------------------------------------------------------------------
   Total Investments in Managed Companies (80.4% of net assets)     16,052,631     19,274,598        82.2
- ---------------------------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS:

$1,893,000        Ford Motor Credit Corporation,
                  5.872% Notes due 01/31/95           12/28/94       1,883,914      1,883,914
$2,307,000        Spiegel Funding Corporation,
                  6.005% Notes due 1/31/95            12/28/94       2,295,676      2,295,676
- ---------------------------------------------------------------------------------------------------------------
  Total  Temporary Investments (17.4% of net assets)                 4,179,590      4,179,590        17.8
- ---------------------------------------------------------------------------------------------------------------
  Total Investments (97.8% of net assets)                          $20,232,221    $23,454,188       100.0%
===============================================================================================================


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                     EIGHT

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 1994
- --------------------------------------------------------------------------------


(1) The Carr-Gottstein Foods Company common stock trades on the New York Stock Exchange. The Fund and Fiduciary Capital Partners, L.P. ("FCP") combined own a material percentage of the outstanding shares. To reflect the resultant lack of liquidity, the Fund valued the shares at a 5% discount to the public market price.
(2) The KEMET Corporation common stock trades on the NASDAQ National Market System. The Fund and FCP combined own a material percentage of the outstanding shares. To reflect the resultant lack of liquidity, the Fund valued the shares at a 5% discount to the public market price.
(3) Pursuant to the terms of the Fund's agreement with Huntington Holdings, Inc., under certain circumstances the number of shares issuable upon exercise of the warrants held by the Fund will increase periodically. The first such increase occurred on February 1, 1993 when the Fund received the right to an additional 29.6 shares.
(4) The notes will amortize in eight equal quarterly installments of $367,375 commencing on 6/30/99. The current payment of 7.0% of the interest may be deferred at the borrower's option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%.
(5) The notes will amortize in eight equal quarterly installments of $627,991 commencing on 11/30/99.
(6) The Protection One, Inc. common stock trades on the NASDAQ National Market System. If the warrants were converted to common stock, the Fund would be subject to certain restrictions on its ability to dispose of its shares. As a result of these trading restrictions, the Fund has valued the warrants at a 9% discount to the public market price.
(7) The notes will amortize as follows: $30,017 on 9/01/97, $30,992 on 12/01/97, $32,000 on 3/01/98, $33,040 on 6/01/98, $34,114 on 9/01/98,
         $35,222 on 12/01/98, $36,367 on 3/01/99 and $2,164,248 on 5/31/99.
(8) The notes will amortize in twelve equal quarterly installments of $199,333 commencing on 12/01/99. The notes also bear contingent additional interest to be computed under a specified formula.
(9) The debentures are convertible into 119,262 shares of Canadian's Corp. common stock. The debentures also bear contingent additional interest to be computed under a specified formula.
*        Non-income producing security.


             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                     NINE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                                 BALANCE SHEETS

DECEMBER 31, 1994 AND 1993

- --------------------------------------------------------------------------------------------------------
                                                                           1994               1993
- --------------------------------------------------------------------------------------------------------
ASSETS:
  Investments (Notes 2, 10 and 11)
    Portfolio investments, at value:
      Managed companies (amortized cost -
        $16,052,631 and $23,258,218, respectively)                      $19,274,598       $22,773,789
      Non-managed companies (amortized cost
        - $495,554)                                                               -           607,406
    Temporary investments, at amortized cost                              4,179,590         1,831,848
- --------------------------------------------------------------------------------------------------------
        Total investments                                                23,454,188        25,213,043
  Cash and cash equivalents (Note 2)                                        173,095           792,425
  Accrued interest receivable                                               521,794           311,352
  Other assets, including receivables from sale of investments              544,921            44,901
- --------------------------------------------------------------------------------------------------------
    Total assets                                                        $24,693,998       $26,361,721
========================================================================================================
LIABILITIES:
  Due to affiliates (Notes 6, 7, 8 and 9)                               $    44,384       $    33,962
  Accounts payable and accrued liabilities                                   33,542            28,125
  Prepaid interest income                                                    52,635                 -
  Distributions payable to partners (Note 3)                                589,545           649,068
- --------------------------------------------------------------------------------------------------------
    Total liabilities                                                       720,106           711,155
- --------------------------------------------------------------------------------------------------------
NET ASSETS (NOTES 3 AND 4):
  Managing General Partner                                                   16,116             8,853
  Limited Partners (equivalent to $18.47
    and $17.96, respectively, per limited
    partnership unit based on 1,296,999
    and 1,427,950 units outstanding) (Note 5)                            23,957,776        25,641,713
- --------------------------------------------------------------------------------------------------------
      Net assets                                                         23,973,892        25,650,566
- --------------------------------------------------------------------------------------------------------
        Total liabilities and net assets                                $24,693,998       $26,361,721
========================================================================================================



      The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                      TEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

- -------------------------------------------------------------------------------------------------------------
                                                                        1994          1993          1992
- -------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Income:
    Interest                                                       $2,310,063    $2,587,285     $3,514,411
    Other income                                                       25,248             -        113,038
- -------------------------------------------------------------------------------------------------------------
      Total investment income                                       2,335,311     2,587,285      3,627,449
- -------------------------------------------------------------------------------------------------------------
Expenses:
    Investment advisory fees (Note 6)                                 232,554       261,646        261,209
    Fund administration fees (Note 7)                                 118,327       118,327        118,327
    Independent General Partner fees
      and expenses (Note 8)                                            48,777        46,083         32,781
    Administrative expenses (Note 7)                                   67,980        67,631         65,751
    Professional fees                                                  42,613        51,660         50,936
    Amortization                                                       10,500        10,500         10,500
    Other expenses                                                     56,425        59,826         42,107
- -------------------------------------------------------------------------------------------------------------
      Total expenses                                                  577,176       615,673        581,611
- -------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                               1,758,135     1,971,612      3,045,838
- -------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED GAIN (LOSS)
  ON INVESTMENTS:
    Net realized (loss) gain on investments (Note 10)              (2,089,653)      899,531         45,215
    Net increase (decrease) in unrealized
      appreciation of investments (Note 11)                         3,594,544      (751,148)       378,571
- -------------------------------------------------------------------------------------------------------------
        Net gain on investments                                     1,504,891       148,383        423,786
- -------------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING
  FROM  OPERATIONS                                                 $3,263,026    $2,119,995     $3,469,624
=============================================================================================================

      The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                    ELEVEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

- -------------------------------------------------------------------------------------------------------------
                                                                       1994          1993          1992
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase in net assets resulting
    from operations                                               $ 3,263,026  $  2,119,995    $ 3,469,624
  Adjustments to reconcile net increase
    in net assets resulting from operations
    to net cash provided by operating activities:
      Accreted discount on portfolio investments                      (49,282)      (28,443)       (23,945)
      Amortization                                                     10,500        10,500         10,500
      Change in assets and liabilities:
        Accrued interest receivable                                  (210,442)      (89,731)       100,628
        Other assets                                                    3,957        (2,487)        (5,179)
        Due to affiliates                                               9,476       (23,533)        14,462
        Accounts payable and accrued liabilities                        5,417         1,700         15,437
        Prepaid interest income                                        52,635             -              -
      Net realized loss (gain) on investments                       2,089,653      (899,531)       (45,215)
    Net (increase) decrease in unrealized
        appreciation of investments                                (3,594,544)      751,148       (378,571)
- -------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                 1,580,396     1,839,618      3,157,741
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                                (4,948,269)  (11,538,976)    (9,513,901)
  Proceeds from dispositions of portfolio investments              10,077,533    10,610,110      4,566,748
  (Purchase) sale of temporary investments, net                    (2,347,742)    3,474,375      4,154,927
- -------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities             2,781,522     2,545,509       (792,226)
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                              (2,596,272)   (2,708,728)    (2,708,727)
  Repurchase of limited partnership units                          (2,402,951)   (1,133,710)             -
  Deferred repurchase plan costs                                       17,975       (17,975)             -
- -------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                          (4,981,248)   (3,860,413)    (2,708,727)
- -------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                 (619,330)      524,714       (343,212)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        792,425       267,711        610,923
- -------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $   173,095  $    792,425    $   267,711
=============================================================================================================
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments                     $   237,627  $          -    $         -
=============================================================================================================

      The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                    TWELVE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

- -------------------------------------------------------------------------------------------------------------
                                                                     1994          1993            1992
- -------------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
  Net investment income                                          $  1,758,135   $ 1,971,612    $ 3,045,838
  Net realized (loss) gain on investments                          (2,089,653)      899,531         45,215
  Net increase (decrease) in unrealized
    appreciation of investments                                     3,594,544      (751,148)       378,571
- -------------------------------------------------------------------------------------------------------------
      Net increase in net assets resulting from operations          3,263,026     2,119,995      3,469,624
Repurchase of limited partnership units (Note 5)                   (2,402,951)   (1,133,710)             -
Distributions to partners from -
  Net investment income                                            (1,758,135)   (2,593,751)    (2,708,582)
  Net realized gain on investments                                   (778,614)      (86,863)             -
- -------------------------------------------------------------------------------------------------------------
    Total (decrease) increase in net assets                        (1,676,674)   (1,694,329)       761,042
Net assets:
  Beginning of year                                                25,650,566    27,344,895     26,583,853
- -------------------------------------------------------------------------------------------------------------
  End of year (including undistributed net investment
    income of $0, $0 and $622,139, respectively)                  $23,973,892   $25,650,566    $27,344,895
=============================================================================================================

      The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                   THIRTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      SELECTED PER UNIT DATA AND RATIOS(1)

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1994, 1993, 1992 AND 1991 AND FOR THE PERIOD FROM AUGUST 14, 1990 (COMMENCEMENT OF
OPERATIONS) THROUGH DECEMBER 31, 1990

- ---------------------------------------------------------------------------------------------------------------
                                                      1994        1993        1992       1991         1990
- ---------------------------------------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income                                   $1.63 (2)   $1.73 (2)   $2.41      $2.10        $.61 (2)
  Expenses                                             (.40)(2)    (.41)(2)    (.38)      (.37)       (.17)(2)
- ---------------------------------------------------------------------------------------------------------------
    Net investment income                              1.23 (2)    1.32 (2)    2.03       1.73         .44 (2)
  Net proceeds from sale of limited
    partnership units                                     -           -           -          -       17.65
  Net realized (loss) gain on investments             (1.46)(2)     .60 (2)     .03          -           -
  Net increase (decrease) in unrealized
    appreciation of investments                        2.52 (2)    (.50)(2)     .25          -           -
  Distributions declared to partners                  (1.78)      (1.81)      (1.80)     (1.57)       (.41)
- ---------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in net asset value          .51        (.39)        .51        .16       17.68
      Net asset value:
        Beginning of period                           17.96       18.35       17.84      17.68           -
- -------------------------------------------------------------------------------------------------------------
        End of period                                $18.47      $17.96      $18.35     $17.84      $17.68
=============================================================================================================
RATIOS:
  Ratio of expenses to average net assets              2.27%       2.27%       2.16%      2.06%       0.99%
  Ratio of net investment income to
    average net assets                                 6.91%       7.28%      11.33%      9.71%       2.56%
Number of limited partnership units
  at end of period(1)                             1,296,999   1,427,950   1,489,800  1,489,800   1,489,800



(1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for prior periods have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1994 and 1993 of 1,413,240 and 1,482,514, respectively, and during the period from August 14, 1990 (commencement of operations) through December 31, 1990 of 1,368,600.


        The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                        ------------------------------
                                   FOURTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1994 AND 1993

1.       ORGANIZATION AND PURPOSE

         Fiduciary Capital Pension Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

         FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

         The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments usually involve established middle-market companies and are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

         As set forth in the Partnership Agreement, the Fund's investment period will end on December 31, 1995. Thereafter, the Fund will not be permitted to acquire investments in new portfolio companies, but can make additional investments in existing portfolio companies.

         A separate fund, Fiduciary Capital Partners, L.P. ("FCP"), was also formed on October 20, 1988 for taxable investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.       SIGNIFICANT ACCOUNTING POLICIES

         Accounting Method   The Fund maintains its accounting records,
prepares financial statements and files its tax returns using the accrual method of accounting.

         Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity, if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

         Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

         The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.


                        ------------------------------
                                    FIFTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

         Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

         Deferred Organization Expenses Organization expenses, which are included in other assets, are being amortized on a straight-line basis over a period of five years.

         Income Taxes   No provision for income taxes has been made in the
financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

         Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

3.       ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

         Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non- compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

         Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contribution to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

         All cash distributions and earnings since the inception of the Fund have been allocated 99% to the Limited Partners and 1% to FCM.

4.       CAPITAL CONTRIBUTIONS

         Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $29,796,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $26,294,970.

5.       PERIODIC UNIT REPURCHASE PLAN

         The Fund's Limited Partners adopted a periodic unit repurchase plan at a special meeting of the Limited Partners on October 1, 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. Pursuant to the initial repurchase offer, 61,850 Units (4.15% of the outstanding Units) were redeemed during November 1993 at a net asset value per Unit of $18.33 ($17.96, net of the 2% fee). An additional 130,951 Units (9.17% of the outstanding Units) were redeemed during November 1994 at a net asset value per Unit of $18.35 ($17.98, net of the 2% fee).

6.       INVESTMENT ADVISORY FEES

         As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $232,554, $261,646 and $261,209 were incurred by the Fund for 1994, 1993 and
1992, respectively.

7.       Fund Administration Fees

         As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $118,327 were incurred each year by the Fund during 1994, 1993 and 1992.
FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the

                        ------------------------------
                                    SIXTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Fund. The Fund reimbursed FCM for administrative expenses of $67,980, $67,631 and $65,751 for 1994, 1993 and 1992, respectively.

8.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

         As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCP an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $48,777, $46,083 and $32,781 were incurred by the Fund for 1994, 1993 and 1992, respectively.

9.       OTHER RELATED PARTY TRANSACTIONS

         FCM and its affiliates are entitled to reimbursement of certain direct expenses paid on behalf of the Fund. Such reimbursable expenses amounted to $144,184, $215,685 and $106,687 during 1994, 1993 and 1992, respectively.

10.      PORTFOLIO INVESTMENTS

         The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

         Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

         As of December 31, 1994, the Fund held portfolio investments in eleven Managed Companies, with an aggregate cost of approximately $16.1 million. During the year ended December 31, 1994, the Fund exercised the KEMET Corporation warrants it held and acquired new portfolio investments in LMC Operating Corp. and Canadian's Corp. at a total cost of approximately $4.9 million.

         The Fund's subordinated debt investments in Huntington Holdings, Inc. and Amity Leather Products Co. were prepaid during 1994. In addition, the Fund sold a portion of its KEMET Corporation common stock during 1994. The Fund received approximately $10.6 million in proceeds, including applicable prepayment premiums, resulting in aggregate realized gains of $1,201,350.

         During 1994, Mobile Technology, Inc. ("MTI") consummated a financial restructuring. Pursuant to the terms of the restructuring, the Fund and MTI's other subordinated lenders exchanged their subordinated notes for common stock in a new holding company, MTI Holdings II, Inc., which now owns 100% of MTI. The Fund also received a minimal number of additional shares of common stock in MTI Holdings II, Inc. in connection with the liquidation of the original holding company. As a result of the restructuring, the Fund recognized a realized loss of $3,291,003, which was equal to the difference between the estimated values of the new common stock on the dates it was received, and the combined amortized cost of the subordinated notes that were exchanged and the cost of the equity securities that were held by the Fund in the original holding company.

         The Fund has pledged the common stock and warrants it owns in Amity Leather Products Co. ("Amity") as collateral for Amity's corporate debt. None of the Fund's other portfolio investments have been pledged or otherwise encumbered.

11.      UNREALIZED APPRECIATION AND DEPRECIATION OF INVESTMENTS

         As of December 31, 1993, the Fund had recorded net unrealized depreciation of investments of $372,577. During 1994, the Fund recorded $1,721,305 of unrealized appreciation and $1,052,484 of unrealized depreciation of investments. In addition, the Fund disposed of investments during 1994 with respect to which the Fund had recorded $2,925,723 of net unrealized depreciation during prior years. Therefore, at December 31, 1994, the Fund had net unrealized appreciation of investments of $3,221,967.

                        ------------------------------
                                   SEVENTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

12.      RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

         The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                                                     1994            1993          1992
- -------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations
  per financial statements                                       $3,263,026     $2,119,995      $3,469,624
  Increase (decrease) resulting from:
  Losses on investments not yet recognized for
    income tax purposes                                           2,927,625              -               -
  Unrealized (appreciation) depreciation of investments          (3,594,544)       751,148        (378,571)
  Interest income                                                   (32,992)             -               -
  Amortization of organization and start-up costs                   (23,019)       (23,019)        (23,019)
  Fee income, net of amortization                                   (24,253)       154,975               -
  Other                                                             (20,930)        (1,300)         21,500
- -------------------------------------------------------------------------------------------------------------
Taxable income per federal income tax return                     $2,494,913     $3,001,799      $3,089,534
=============================================================================================================

         The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                                                   1994            1993           1992
- -------------------------------------------------------------------------------------------------------------
Net assets per financial statements                             $23,973,892    $25,650,566     $27,344,895
  Syndication, organization and start-up costs, net               3,214,941      3,214,756       3,370,696
  Losses on investments not yet recognized for
    income tax purposes                                           2,927,625              -               -
  Distributions payable                                             589,545              -               -
  Fee income, net of amortization                                   130,722        154,975               -
  Prepaid interest income                                            52,635              -               -
  Accrued expenses                                                   24,518         20,200          21,500
  Unrealized (appreciation) depreciation of investments          (3,221,967)       372,577        (378,571)
  Accrued interest income                                           (85,627)             -               -
- -------------------------------------------------------------------------------------------------------------
Tax bases of net assets                                         $27,606,284    $29,413,074     $30,358,520
=============================================================================================================


                        ------------------------------
                                   EIGHTEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Fiduciary Capital Pension Partners, L.P.:

         We have audited the accompanying balance sheets of Fiduciary Capital Pension Partners, L.P. (a Delaware limited partnership) as of December 31, 1994 and 1993, including the schedule of investments as of December 31, 1994, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1994 and the selected per unit data and ratios for the four years then ended and for the period from August 14, 1990 (commencement of operations) through December 31, 1990. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1994 and 1993 by correspondence with the custodian.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Pension Partners, L.P. as of December 31, 1994 and 1993, and the results of its operations, its cash flows and the changes in its net assets for each of the three years then ended and the selected per unit data and ratios for the four years then ended and for the period from August 14, 1990 (commencement of operations) through December 31, 1990, in conformity with generally accepted accounting principles.

         As discussed in Note 2, the financial statements include investment securities valued at $16,158,734 at December 31, 1994 (67.4% of net assets) and $19,925,047 at December 31, 1993 (77.7% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. We have reviewed the procedures used by the managing general partner in arriving at its estimate of value of such securities and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.



ARTHUR ANDERSEN LLP



Denver, Colorado
February 3, 1995.

                        ------------------------------
                                   NINETEEN

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $26,298,970.

         The Fund's Limited Partners adopted a periodic unit repurchase plan at a special meeting of the Limited Partners on October 31, 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units. Pursuant to the initial repurchase offer, 61,850 Units (4.15% of the outstanding Units) were redeemed during November 1993 at a net asset value per Unit of $18.33 ($17.96 net of the 2% fee). An additional 130,951 Units (9.17% of the outstanding Units) were redeemed during November 1994 at a net asset value per Unit of $18.35 ($17.98, net of the 2% fee).

         As of December 31, 1994, the Fund held portfolio investments in eleven Managed Companies, with an aggregate cost of approximately $16.1 million.
These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 80.4% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund continues to hold all of the equity components of its original investments, except for a portion of its KEMET stock.

         As of December 31, 1994, the Fund's remaining assets were invested in short-term commercial paper. These funds are available for investment, for distribution to the partners or to fund the annual repurchase offer.

         During the year ended December 31, 1994, the Fund exercised the KEMET warrants it held and acquired new portfolio investments in LMC and Canadian's at a total cost of $4,949,215.

         The Fund's subordinated debt investments in Huntington and Amity were
prepaid during 1994.   In addition, the Fund sold a portion of its KEMET common
stock during 1994. In the aggregate, the Fund received $10,609,986 in proceeds, including applicable prepayment premiums from these transactions.

         The Fund stopped accruing interest on the MTI notes that it previously held, effective October 1, 1992. During the fall of 1992, MTI notified its lenders that it would probably be unable to meet its debt amortization and interest obligations during 1993. In January 1993, MTI confirmed its inability to pay and commenced restructuring negotiations with its various lenders outside of bankruptcy proceedings. These restructuring negotiations were successfully completed and the restructuring was consummated on July 6, 1994. Pursuant to the terms of the restructuring, the Fund and MTI's other subordinated lenders exchanged their subordinated notes for common stock in a new holding company, MTI II, which now owns 100% of MTI. The Fund also received a minimal number of additional shares of MTI II common stock on December 28, 1994 in connection with the liquidation of the original holding company.

         Accrued interest receivable increased $210,442 from $311,352 at December 31, 1993 to $521,794 at December 31, 1994. This increase resulted primarily from a $238,385 increase in the deferred portion of the interest receivable from KB Alloys with respect to the Fund's investment in $2,938,997 of KB Alloys' 20.00% Senior Subordinated Term Notes due June 30, 2001. KB Alloys is required to pay 13.00% interest currently, while the remaining 7.00% of the interest may be deferred at KB Alloys' option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%. To date, KB Alloys has elected to defer payment of the interest. At December 31, 1994, the cumulative amount of deferred interest totaled $381,825. The Fund's agreement with KB Alloys requires KB Alloys to pay all accumulated deferred interest in excess of $452,153 no later than August 28, 1998, and the amount of deferred interest cannot exceed $452,153 at any time thereafter. This increase was partially offset by a decrease in the amount of accrued interest receivable with respect to the Fund's other portfolio investments.

         Other assets increased $500,020 from $44,901 at December 31, 1993 to $544,921 at December 31, 1994. This increase resulted primarily from a $532,452 receivable from the sale of KEMET common stock during December 1994. This amount was received by the Fund during January 1995. This increase was partially offset by a decrease in prepaid expenses and the amortization of deferred organization expenses.


                        ------------------------------
                                    TWENTY

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

         The Fund had prepaid interest income of $52,635 at December 31, 1994. This prepaid interest was related to the Canadian's 13.50% Subordinated Notes that were acquired during 1994 and which require interest to be paid quarterly, in advance, to the Fund.

         Distributions payable to partners decreased $59,523, from $649,068 at December 31, 1993 to $589,545 at December 31, 1994. This 9.17% decrease resulted from a corresponding percentage decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1994.

         The Fund expects to reinvest all available funds, including the principal amount of any future prepayments received, in additional portfolio investments. The Partnership Agreement provides that the Fund's investment period will end on December 31, 1995. Thereafter, the Fund will not be permitted to acquire investments in new portfolio companies, but can make additional investments in existing portfolio companies.

         For 1994, the Fund declared cash distributions to its partners in the aggregate amount of $2,536,749. The distributions were paid in four equal (on a per-Unit basis) quarterly payments during the months of May, August and November 1994 and February 1995. Each of the distributions were equal to an annualized rate equal to 9% of contributed capital ($.45 per Unit). Total cash distributions for 1994 were paid out of current net investment income (69.3%) and gains from capital transactions (30.7%).

         The Fund expects 1995 distributions, beginning with the distribution payable during May 1995, to be made at a 6.0% distribution rate ($.30 per Unit per quarter). In the past, the Fund has realized gains from its investments that have provided additional sources of earnings for distributions. Although there can be no assurances, the Fund may realize similar gains in 1995 that could in turn result in a higher distribution rate.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

         The Fund's investment income consists primarily of interest income earned from the various debt investments which have been acquired by the Fund. Major expenses include the investment advisory fee, fund administration fee, professional fees and administrative expenses.

                             1994 Compared to 1993

         The Fund's net investment income was $1,758,135 for the year ended December 31, 1994 on total investment income of $2,335,311 as compared to net investment income of $1,971,612 on total investment income of $2,587,285 for the prior year. Net investment income per limited partnership unit decreased from $1.32 to $1.23, and the ratio of net investment income to average net assets decreased from 7.28% to 6.91% for the year ended December 31, 1994, in comparison to the prior year.

         Net investment income for the year ended December 31, 1994 decreased primarily as a result of a decrease in investment income.

         Investment income decreased $251,974, or 9.74%, for the year ended December 31, 1994 in comparison to the prior year. This decrease resulted primarily from a decrease of approximately 6.0% in the Fund's average net assets. The decrease in average net assets was primarily a result of the repurchase of Units by the Fund during both November 1993 and 1994. In addition, there was an increase from 1993 to 1994 in the relative portion of the Fund's total net assets that were invested in lower-yielding temporary investments and non-income producing equity investments and a decrease in the portion invested in higher-yielding subordinated debt investments. The negative effect of these items was partially offset by higher interest rates obtained in recent months on the Fund's temporary investments.

         Total expenses decreased $38,497, or 6.3%, for the year ended December 31, 1994 in comparison to the prior year. This aggregate decrease was slightly greater than the 6.0% percentage decline in the Fund's average net assets from 1993 to 1994. The decrease resulted primarily from decreases in investment advisory fees, professional fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units during November 1993 and 1994 and the realization during July 1994 of the loss on the Fund's MTI investment (see above discussion). Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The decrease in professional fees and other expenses resulted primarily from legal fees and other costs incurred during 1993 in connection with the preparation of the proxy and consent solicitation.


                        ------------------------------
                                  TWENTY-ONE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                             1993 Compared to 1992

         The Fund's net investment income was $1,971,612 for the year ended December 31, 1993 on total investment income of $2,587,285 as compared to net investment income of $3,045,838 on total investment income of $3,627,449 for the prior year. Net investment income per limited partnership unit decreased from $2.03 to $1.32 and the ratio of net investment income to average net assets decreased from 11.33% to 7.28% for the year ended December 31, 1993 in comparison to the prior year.

         Investment income declined $1,040,164 or 28.7%, for the year ended December 31, 1993 in comparison to the prior year. This decline resulted primarily from the effect of placing the MTI investment on non-accrual status, effective October 1, 1992, and the prepayment of the Fund's subordinated debt investments in Midwest Dental Products Corporation, Neodata, KEMET Electronics and Carr-Gottstein during December 1992, May 1993, June 1993 and July 1993, respectively. A portion of the cash received from these prepayments was used to purchase new subordinated debt investments in KB Alloys, Elgin and Protection One, an additional debt investment in KEMET Electronics (which was subsequently prepaid) and non- income producing equity investments in KEMET and ENI Holding Corp. The cash received from the prepayments was invested in significantly lower-yielding temporary investments on an interim basis pending the acquisition of additional portfolio investments. Approximately $1.8 million of temporary investments were still held at December 31, 1993. As a result of these developments, the yield on this portion of the Fund's portfolio declined significantly from 1992 to 1993. These declines were partially offset by an increase from 1992 to 1993 in the interest income earned with respect to the Huntington and Amity investments. Since these investments were acquired during 1992, the Fund only received a partial year's interest for 1992.

         Expenses increased $34,062 or 5.5%, for the year ended December 31, 1993 in comparison to the prior year. This increase reflects increases in the Independent General Partner fees and expenses and other expenses. The increase in the Independent General Partner fees and expenses resulted primarily from the election of an additional Independent General Partner during the fourth quarter of 1992. The increase in other expenses resulted primarily from the costs incurred in connection with the proxy and consent solicitation during 1993 and an increase in costs associated with insurance and the preparation and distribution of periodic reports to the partners.

                    NET REALIZED GAIN (LOSS) ON INVESTMENTS

         The Fund realized gains of $899,531 and $45,215 during the years ended December 31, 1993 and 1992, respectively. During the year ended December 31, 1994, the Fund realized net losses of $2,089,653, which consisted of gains of $1,201,350 and losses of $3,291,003.

         The realized gain for 1992 consisted of a prepayment premium received from Midwest Dental Products Corporation. The realized gains for 1993 consisted of gains, including applicable prepayment premiums, resulting from the prepayment by Neodata, KEMET Electronics and Carr-Gottstein of subordinated notes which were held by the Fund.

         The realized gains and losses for 1994 resulted from the following transactions.

         On February 1, 1994, Huntington prepaid its $4,521,533 of 14.65% Senior Subordinated Term Notes which were carried by the Fund at an amortized cost of $4,452,021. The Fund received $4,826,768, including a prepayment premium, resulting in a realized gain of $374,747.

         On March 16, 1994, the Fund sold 27,129 shares of KEMET common stock. The Fund received $447,629 of sales proceeds, resulting in a realized gain of $121,716.

         On July 6, 1994, MTI consummated a financial restructuring. Pursuant to the terms of the restructuring, the Fund and MTI's other subordinated lenders exchanged their subordinated notes for common stock in a new holding company, MTI II, which now owns 100% of MTI. As a result of the restructuring, the Fund recognized a realized loss of $3,291,256, which was equal to the difference between the $237,375 estimated value of the common stock received in the restructuring and the $3,528,630 amortized cost of the Fund's total MTI investment. On December 28, 1994, the Fund received a minimal number of additional shares of common stock in MTI II in connection with the liquidation of the original holding company. The $252 estimated value of these additional shares was recorded as a reduction of the previously recognized loss amount.

         On August 1, 1994, Amity prepaid its $4,521,533 of 10.50% Subordinated Notes that were held by the Fund, at par. The Fund realized a gain of $73,295 as a result of the prepayment, because the notes were carried by the Fund at an amortized cost of $4,448,238.


                        ------------------------------
                                  TWENTY-TWO

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

         On September 22, 1994, the Fund sold 14,121 shares of KEMET common stock. The Fund received $281,604 of sales proceeds, resulting in a realized gain of $111,963.

         On December 30, 1994, the Fund exercised its KEMET warrants and sold 18,086 shares of the common stock. The Fund received $532,452 of sales proceeds, resulting in a realized gain of $519,629.

                   NET UNREALIZED APPRECIATION OF INVESTMENTS

         FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

         Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         During the year ended December 31, 1992, the Fund recorded net unrealized appreciation of investments of $378,571.

         During the year ended December 31, 1993, the Fund recorded $452,824 of unrealized appreciation and $662,221 of unrealized depreciation of investments. In addition, the Fund disposed of investments during 1993 with respect to which the Fund had recorded $541,751 of unrealized appreciation during 1992. Therefore, at December 31, 1993, the Fund had net unrealized depreciation of investments of $372,576.

         The net increase in unrealized appreciation of investments during 1994 and the cumulative net unrealized appreciation of investments at December 31, 1994, consisted of the following components:

                                                                    Unrealized Appreciation
                                                                    (Depreciation) Recorded
                                                             --------------------------------------
                                                                                        As of
Portfolio Investment                                         During 1994          December 31, 1994
- ---------------------------------------------------------------------------------------------------
Unrealized net depreciation
 recorded during prior years
 with respect to investments
 disposed of during 1994                                     $2,925,723             $        -
Carr-Gottstein common stock                                    (543,639)               173,518
Neodata warrants                                               (226,137)               176,369
Neodata preferred stock*                                        (62,500)              (186,888)
KEMET common stock**                                          1,007,972              2,081,367
Huntington warrants                                                   -                476,182
Amity warrants                                                  637,121                619,035
Amity common stock                                                2,105                 28,486
ENI preferred stock                                              74,107                 74,107
Protection One warrants                                         (14,077)               (14,077)
MTI IIcommon stock                                             (206,131)              (206,131)
- ---------------------------------------------------------------------------------------------------
                                                             $3,594,544             $3,221,968
===================================================================================================

* Stock received in exchange for common stock in connection with recapitalization of company during 1994.

**       Stock received from exercise of warrants during 1994.

         Carr-Gottstein completed an IPO of its common stock on July 1, 1993. The stock, which trades on the New York Stock Exchange, closed at $6.50 on December 31, 1994. This price is down from the closing price of $10.375 on December 31, 1993. Based on the $6.50 closing trading price of the common stock, the Fund's 147,678 shares of common stock would have a market value of $959,907. However, the Fund valued the shares at a 5% discount to the public market price to reflect the potential market impact which could result from the sale of the material number of shares owned by the Funds.

         The Neodata preferred stock and warrants were written down during 1994 based on a comparative analysis of Neodata's recent operating results.

         KEMET completed an IPO of its common stock on October 21, 1992. The stock, which trades on the NASDAQ National Market System, closed at $29.375 (an average of the


                        ------------------------------
                                 TWENTY-THREE

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

closing bid and ask prices) on December 31, 1994. This price is up from the closing price of $15.50 on December 31, 1993. At December 31, 1994, the Fund held 76,528 shares of KEMET common stock. Based on the $29.375 closing trading price of the common stock, the Fund's common stock would have a market value of $2,248,010. However, the Fund valued the shares at a 5% discount to the public market price to reflect the potential market impact which could result from the sale of the material number of shares owned by the Funds.

         The Huntington warrants to purchase common stock were written up in value at December 31, 1992 to bring Huntington's valuation more in line with the valuation of other comparable companies in its industry. The warrants were revalued at December 31, 1993 based on an updated comparison of Huntington to the comparable companies. The revaluation took into consideration the receipt of additional warrants by the Fund during 1993, in accordance with terms of the Fund's agreement with Huntington.

         The Amity warrants and common stock were written up in value during 1994 to bring Amity's valuation more in line with the valuation of comparable companies in its industry.

         The ENI Holding Corp. preferred stock was written up in value during 1994 to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.

         Protection One completed an IPO of its common stock on September 29, 1994. The stock, which trades on the NASDAQ National Market System, closed at $4.875 (an average of the closing bid and ask prices) on December 31, 1994. The Fund holds warrants to acquire 15,405.6 shares of Protection One common stock at a nominal exercise price. Based on the $4.875 closing trading price of the common stock, the Fund's warrants would have a market value of $75,102. However, the Fund valued the warrants at a 9% discount to the public market price, because the Fund is subject to certain restrictions on its ability to dispose of its shares.

         The MTI II common stock was written down in value at December 31, 1994 based upon an independent third party valuation of the company which was obtained by MTI's management.

         FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


                        ------------------------------
                                  TWENTY-FOUR

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                                                                FUND INFORMATION

                                        Fiduciary Capital Pension Partners, L.P.
                                                      410 17th Street, Suite 400
                                                          Denver, Colorado 80202
                                                                  (800) 866-7607


                                                        Managing General Partner
                                        FCM Fiduciary Capital Management Company


                                                                        Auditors
                                                             Arthur Andersen LLP
                                                                Denver, Colorado


                                                                   Legal Counsel
                                                       Dorsey & Whitney P.L.L.P.
                                                                Denver, Colorado


                                                                  Transfer Agent
                                                        Service Data Corporation
                                                                 Omaha, Nebraska


                                                     A copy of the Annual Report
                                                 on Form 10-K, as filed with the
                                             Securities and Exchange Commission,
                                             will be furnished without charge to
                                                  Limited Partners upon request.

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------





                        ------------------------------
                             FIRST QUARTER REPORT
                                     1995

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            SCHEDULE OF INVESTMENTS

MARCH 31, 1995 (UNAUDITED)

- --------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                             INVESTMENT        AMORTIZED                 % OF TOTAL
 SHARES                  INVESTMENT                     DATE             COST          VALUE    INVESTMENTS
- --------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:
147,678 sh.       Carr-Gottstein Foods Co.,
                  Class B Common Stock(1)*            10/23/90      $  738,394     $  841,765
- --------------------------------------------------------------------------------------------------------------
                                                                       738,394        841,765        3.5%
- --------------------------------------------------------------------------------------------------------------
340,951 sh.       Neodata Corporation,
                  Warrants to Purchase
                  Common Stock and
                  10.00% Class A Convertible
                  Preferred Stock - Series 2*         12/27/90          33,912              1
32,606.87 sh.     Neodata Corporation,
                  10.00% Class A Convertible
                  Preferred Stock - Series 2*         09/30/92         245,005              1
1,895.75 sh.      Neodata Corporation,
                  Common Stock*                       09/30/92               1              1
- --------------------------------------------------------------------------------------------------------------
                                                                       278,918              3         0.0
- --------------------------------------------------------------------------------------------------------------
67,823 sh.        KEMET Corporation,                  03/28/91 &
                  Common Stock(2)*                    07/11/91          48,075      2,408,140
- --------------------------------------------------------------------------------------------------------------
                                                                        48,075      2,408,140        10.0
- --------------------------------------------------------------------------------------------------------------
267.9 sh.         Huntington Holdings, Inc.,
                  Warrants to Purchase
                  Common Stock (3)*                   01/31/92          85,678        561,860
- --------------------------------------------------------------------------------------------------------------
                                                                        85,678        561,860         2.3
- --------------------------------------------------------------------------------------------------------------
62,606 sh.        Amity Leather Products Co.,
                  Warrants to Purchase Class B
                  Common Stock*                       07/30/92          85,909        758,067
22,608 sh.        Amity Leather Products Co.,
                  Class A Common Stock*               07/30/92         226,080        273,750
- --------------------------------------------------------------------------------------------------------------
                                                                       311,989      1,031,817         4.3
- --------------------------------------------------------------------------------------------------------------
$2,938,997        KB Alloys, Inc.,
                  20.00% Senior Subordinated
                  Term Notes due 6/30/01(4)           05/28/93       2,888,153      2,888,153
- --------------------------------------------------------------------------------------------------------------
                                                                     2,888,153      2,888,153        12.0
- --------------------------------------------------------------------------------------------------------------


             The accompanying notes to financial statements are an
                        integral part of this schedule.


                             --------------------
                                      ONE

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

MARCH 31, 1995 (UNAUDITED)

- --------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                             INVESTMENT        AMORTIZED                 % OF TOTAL
 SHARES                  INVESTMENT                     DATE             COST          VALUE    INVESTMENTS
- --------------------------------------------------------------------------------------------------------------
$5,023,926        Elgin National Industries, Inc.,
                  13.00% Senior Subordinated
                  Notes due 9/01/01(5)                09/24/93       4,903,049      4,903,049
5,876.1 sh.       ENI Holding Corp.,
                  10.00% Preferred Stock
                  due 12/31/01                        09/24/93         587,610        676,731
403.81 sh.        ENI Holding Corp.,
                  Class B Common Stock*               09/24/93          40,381         40,381
421.6 sh.         ENI Holding Corp.,
                  Warrants to Purchase
                  Class B Common Stock*               09/24/93          42,156         42,156
- --------------------------------------------------------------------------------------------------------------
                                                                     5,573,196      5,662,317        23.5
- --------------------------------------------------------------------------------------------------------------
$917,000          Protection One Alarm
                  Monitoring, Inc., 12.00%
                  Senior Subordinated Notes
                  due 11/01/03                        11/03/93         844,031        844,031
15,405.6 sh.      Protection One, Inc.,
                  Warrants to Purchase
                   Common Stock(6)*                   11/03/93          82,420         78,954
- --------------------------------------------------------------------------------------------------------------
                                                                       926,451        922,985         3.8
- --------------------------------------------------------------------------------------------------------------
$2,396,000        LMCOperating Corp.,
                  13.00% Senior Secured
                  Subordinated Term Notes
                  due 5/31/99(7)                      06/10/94       2,261,702      2,261,702
16.054 sh.        LMCOperating Corp.,
                  Warrants to Purchase
                  Common Stock*                       06/10/94         107,820        107,820
15.973 sh.        LMCCredit Corp.,
                  Warrants to Purchase
                  Common Stock*                       06/10/94               1              1
- --------------------------------------------------------------------------------------------------------------
                                                                     2,369,523      2,369,523         9.8
- --------------------------------------------------------------------------------------------------------------
$2,392,000        Canadian's Corp.,
                  13.50% Subordinated                 09/09/94 &
                  Notes due 9/01/02(8)                12/29/94       2,293,531      2,293,531
$291,000          Canadian's Holdings, Inc.,
                  12.00% Exchangeable
                  Redeemable Debentures               09/09/94 &
                  due 8/31/04(9)                      12/29/84         277,709        277,709
232,987 sh.       Canadian's Corp.,
                  Warrants to Purchase                09/09/94 &
                  Common Stock*                       12/29/94          34,171         34,171
- --------------------------------------------------------------------------------------------------------------
                                                                     2,605,411      2,605,411        10.8
- --------------------------------------------------------------------------------------------------------------

             The accompanying notes to financial statements are an
                        integral part of this schedule.


                             --------------------
                                      TWO

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      SCHEDULE OF INVESTMENTS (CONTINUED)

MARCH 31, 1995 (UNAUDITED)

- --------------------------------------------------------------------------------------------------------------
PRINCIPAL
 AMOUNT/                                             INVESTMENT        AMORTIZED                 % OF TOTAL
 SHARES                  INVESTMENT                     DATE             COST          VALUE    INVESTMENTS
- --------------------------------------------------------------------------------------------------------------
34,996 sh.        MTIHoldings II, Inc.,               07/06/94 &
                  Common Stock*                       12/28/94         237,627         31,496
- --------------------------------------------------------------------------------------------------------------
                                                                       237,627         31,496         0.1
- --------------------------------------------------------------------------------------------------------------
  Total Investments in Managed
   Companies (79.3% of net assets)                                  16,063,415     19,323,470       80.1
- --------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:
$2,400,000        Ford Motor Credit
                  Corporation, 5.852%
                  Notes due 4/13/95                   03/31/95       2,395,344      2,395,344
$2,400,000        Wal-Mart Stores, Inc.,
                  5.913% Notes due 4/13/95            03/31/95       2,395,392      2,395,392
- --------------------------------------------------------------------------------------------------------------
  Total  Temporary Investments (19.7% of net assets)                 4,790,736      4,790,736        19.9
- --------------------------------------------------------------------------------------------------------------
  Total Investments (99.0% of net assets)                          $20,854,151    $24,114,206      100.0%
==============================================================================================================


1) The Carr-Gottstein Foods Company common stock trades on the New York Stock Exchange. The Fund and Fiduciary Capital Partners, L.P. ("FCP") combined own a material percentage of the outstanding shares. To reflect the resultant lack of liquidity, the Fund valued the shares at a 5% discount to the public market price.
(2) The KEMET Corporation common stock trades on the NASDAQ National Market System. The Fund and FCP combined own a material percentage of the outstanding shares. To reflect the resultant lack of liquidity, the Fund valued the shares at a 5% discount to the public market price. (Note 6)
(3) Pursuant to the terms of the Fund's agreement with Huntington Holdings, Inc., under certain circumstances the number of shares issuable upon exercise of the warrants held by the Fund will increase periodically. The first such increase occurred on February 1, 1993 when the Fund received the right to an additional 29.6 shares.
(4) The notes will amortize in eight equal quarterly installments of $367,375 commencing on 6/30/99. The current payment of 7.0% of the interest may be deferred at the borrower's option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%.
(5) The notes will amortize in eight equal quarterly installments of $627,991 commencing on 11/30/99.
(6) The Protection One, Inc. common stock trades on the NASDAQ National Market System.
(7) The notes will amortize as follows: $30,017 on 9/01/97, $30,992 on 12/01/97, $32,000 on 3/01/98, $33,040 on 6/01/98, $34,114 on 9/01/98,
         $35,222 on 12/01/98, $36,367 on 3/01/99 and $2,164,248 on 5/31/99.
(8) The notes will amortize in twelve equal quarterly installments of $199,333 commencing on 12/01/99. The notes also bear contingent additional interest to be computed under a specified formula.
(9) The debentures are convertible into 119,262 shares of Canadian's Corp. common stock. The debentures also bear contingent additional interest to be computed under a specified formula.
*        Non-income producing security.


             The accompanying notes to financial statements are an
                        integral part of this schedule.


                             --------------------
                                     THREE

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                                BALANCE SHEETS

MARCH 31, 1995 AND DECEMBER 31, 1994 (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------
                                                                           1995               1994
- ----------------------------------------------------------------------------------------------------------
ASSETS:
  Investments (Note 6)
    Portfolio investments, at value:
      Managed companies (amortized cost -
        $16,063,415 and $16,052,631,
        respectively)                                                   $19,323,470       $19,274,598
    Temporary investments, at amortized cost                              4,790,736         4,179,590
- ----------------------------------------------------------------------------------------------------------
      Total investments                                                  24,114,206        23,454,188
  Cash and cash equivalents                                                 130,725           173,095
  Accrued interest receivable                                               609,738           521,794
  Other assets, including receivables from
    sale of investments                                                       9,003           544,921
- ----------------------------------------------------------------------------------------------------------
      Total assets                                                      $24,863,672       $24,693,998
==========================================================================================================
LIABILITIES:
  Payable to affiliates (Notes 2, 3 and 4)                              $    29,213       $    44,384
  Accounts payable and accrued liabilities                                   41,101            33,542
  Prepaid interest income                                                    54,717            52,635
  Distributions payable to partners                                         393,030           589,545
- ----------------------------------------------------------------------------------------------------------
    Total liabilities                                                       518,061           720,106
- ----------------------------------------------------------------------------------------------------------
NET ASSETS:
  Managing General Partner                                                   19,833            16,116
  Limited Partners (equivalent to $18.76
    and $18.47, respectively, per limited
    partnership unit based on 1,296,999
    units outstanding)                                                   24,325,778        23,957,776
- ----------------------------------------------------------------------------------------------------------
      Net assets                                                         24,345,611        23,973,892
- ----------------------------------------------------------------------------------------------------------
        Total liabilities and net assets                                $24,863,672       $24,693,998
==========================================================================================================




             The accompanying notes to financial statements are an
                 integral part of these financial statements.


                             --------------------
                                     FOUR

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            STATEMENTS OF OPERATIONS


FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------
                                                                           1995               1994
- ----------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Income:
    Interest                                                               $599,065          $570,703
- ----------------------------------------------------------------------------------------------------------
      Total investment income                                               599,065           570,703
- ----------------------------------------------------------------------------------------------------------
  Expenses:
    Investment advisory fees (Note 2)                                        49,757            62,552
    Fund administration fees (Note 3)                                        29,582            29,582
    Independent General Partner fees
      and expenses (Note 4)                                                  16,024            15,287
    Administrative expenses (Note 3)                                         17,224            17,190
    Professional fees                                                        14,461            10,942
    Amortization                                                              2,625             2,625
    Other expenses                                                            5,896            12,279
- ----------------------------------------------------------------------------------------------------------
      Total expenses                                                        135,569           150,457
- ----------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                       463,496           420,246
- ----------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized gain on investments                                        263,165           496,463
    Net increase (decrease) in unrealized
       appreciation of investments                                           38,088            (8,980)
- ----------------------------------------------------------------------------------------------------------
        Net gain on investments                                             301,253           487,483
- ----------------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                                $764,749          $907,729
==========================================================================================================


             The accompanying notes to financial statements are an
                 integral part of these financial statements.


                             --------------------
                                     FIVE

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------
                                                                           1995               1994
- ----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase in net assets resulting from operations                     $764,749        $  907,729
  Adjustments to reconcile net increase
     in net assets resulting from operations
     to net cash provided by operating activities:
        Accreted discount on portfolio investments                          (16,952)           (7,510)
        Amortization                                                          2,625             2,625
        Change in assets and liabilities:
          Accrued interest receivable                                       (87,944)          (28,259)
          Other assets                                                          841             1,629
          Payable to affiliates                                             (14,225)            5,855
          Accounts payable and accrued liabilities                            7,559            18,419
          Prepaid interest income                                             2,082                 -
        Net realized gain on investments                                   (263,165)         (496,463)
        Net (increase) decrease in unrealized
          appreciation of investments                                       (38,088)            8,980
- ----------------------------------------------------------------------------------------------------------
              Net cash provided by operating activities                     357,482           413,005
- ----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                                            (946)                -
  Proceeds from dispositions of portfolio investments                       801,785         5,274,396
  (Purchase) sale of temporary investments, net                            (611,146)       (4,963,686)
- ----------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                               189,693           310,710
- ----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                                      (589,545)         (649,068)
- ----------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                  (589,545)         (649,068)
- ----------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                        (42,370)           74,647
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            173,095           792,425
- ----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 $130,725          $867,072
==========================================================================================================


             The accompanying notes to financial statements are an
                 integral part of these financial statements.


                             --------------------
                                      SIX

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                      STATEMENTS OF CHANGES IN NET ASSETS


FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND FOR
THE YEAR ENDED DECEMBER 31, 1994 (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------
                                                                           1995               1994
- ----------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
  Net investment income                                                 $   463,496       $ 1,758,135
  Net realized gain (loss) on investments                                   263,165        (2,089,653)
  Net increase in unrealized appreciation of investments                     38,088         3,594,544
- ----------------------------------------------------------------------------------------------------------
    Net increase in net assets resulting from operations                    764,749         3,263,026
Repurchase of limited partnership units                                           -        (2,402,951)
Distributions to partners from -
  Net investment income                                                    (393,030)       (1,758,135)
  Realized gain on investments                                                    -          (778,614)
- ----------------------------------------------------------------------------------------------------------
    Total increase (decrease) in net assets                                 371,719        (1,676,674)
Net assets:
  Beginning of period                                                    23,973,892        25,650,566
- ----------------------------------------------------------------------------------------------------------
  End of period (including undistributed
    net investment income of $70,466
    and $0, respectively)                                               $24,345,611       $23,973,892
=========================================================================================================


             The accompanying notes to financial statements are an
                 integral part of these financial statements.


                             --------------------
                                     SEVEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                       SELECTED PER UNIT DATA AND RATIOS

FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)

- ----------------------------------------------------------------------------------------------------------
                                                                           1995               1994
- ----------------------------------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income                                                         $   .46           $   .39
  Expenses                                                                     (.10)             (.10)
- ----------------------------------------------------------------------------------------------------------
    Net investment income                                                       .36               .29
  Net realized gain on investments                                              .20               .35
  Net increase (decrease) in unrealized
    appreciation of investments                                                 .03              (.01)
  Distributions declared to partners                                           (.30)             (.45)
- ----------------------------------------------------------------------------------------------------------
    Net increase in net asset value                                             .29               .18
      Net asset value:
        Beginning of period                                                   18.47             17.96
- ----------------------------------------------------------------------------------------------------------
        End of period                                                        $18.76            $18.14
==========================================================================================================
RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets                                     2.24%             2.33%
  Ratio of net investment income to average net assets                        7.67%             6.52%
Number of limited partnership units at end of period                      1,296,999         1,427,950


             The accompanying notes to financial statements are an
                 integral part of these financial statements.


                             --------------------
                                     EIGHT

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS

MARCH 31, 1995 (UNAUDITED)

1.       GENERAL

         The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of the Managing General Partner, necessary to fairly present the financial position of the Fund as of March 31, 1995 and the results of its operations, changes in net assets and its cash flows for the periods then ended.

         These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1994.

2.       INVESTMENT ADVISORY FEES

         As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $49,757 were paid by the Fund for the three months ended March 31, 1995.

3.       FUND ADMINISTRATION FEES

         As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $29,582 were paid by the Fund for the three months ended March 31, 1995.
FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $17,224 for the three months ended March 31, 1995.

4.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

         As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCP an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1995 totaled $16,024.



                             --------------------
                                     NINE

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.       CONTINGENCIES

         The Fund has been notified by PaineWebber Incorporated ("PaineWebber") that FCM, the Managing General Partner of the Fund, is a named defendant in a class action lawsuit brought in March 1995 against PaineWebber and a number of its affiliates. FCM believes that this litigation will be resolved without material adverse effect on the Fund's financial statements, taken as a whole.

6.       SUBSEQUENT EVENT

         On April 25, 1995, the Fund sold 5,426 shares of KEMET Corporation common stock. The Fund received $217,040 of sales proceeds, resulting in a realized gain of $213,194.




                             --------------------
                                      TEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 1995, the Fund held portfolio investments in eleven Managed Companies, with an aggregate cost of approximately $16.1 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 79.3% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund continues to hold all of the equity components of its original investments, except for a portion of its KEMET Corporation ("KEMET") stock.

         As of March 31, 1995, the Fund's remaining assets were invested in short-term commercial paper. These funds are available for investment, for distribution to the partners or to fund the annual repurchase offer.

         The Fund received $269,333 of proceeds from the sale of 8,705 shares of KEMET common stock during the three months ended March 31, 1995. These sales proceeds were used by the Fund to fund a portion of the cost of a follow-on investment in Canadian's Corp., which was acquired on December 29, 1994.

         On April 25, 1995, the Fund received $217,040 of sales proceeds from the sale of 5,426 shares of KEMET common stock. The gain realized from this transaction has been reserved by the Managing General Partner to partially fund either the 1995 repurchase offer or any follow-on investments that the Fund may make in existing portfolio companies during 1995.

         The Fund expects to reinvest all available funds, including the principal amount of any future prepayments received, in additional portfolio investments. The Partnership Agreement provides that the Fund's investment period will end on December 31, 1995. Thereafter, the Fund will not be permitted to acquire investments in new portfolio companies, but will be able to make additional investments in existing portfolio companies.



                             --------------------
                                    ELEVEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

         Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1995 repurchase offer will be mailed to the Limited Partners during October 1995. The actual redemption of tendered Units will occur on November 21, 1995.

         Accrued interest receivable increased $87,944 from $521,794 at December 31, 1994 to $609,738 at March 31, 1995. This increase resulted primarily from a $58,780 increase in the deferred portion of the interest receivable from KB Alloys, Inc. ("KB Alloys") with respect to the Fund's investment in $2,938,997 principal amount of 20.00% Senior Subordinated Term Notes due June 30, 2001. KB Alloys is required to pay 13.00% interest currently, while the remaining 7.00% of the interest may be deferred at KB Alloys' option. During any period in which the payment of interest is deferred, the interest rate on the notes increases from 20.00% to 21.00%. To date, KB Alloys has elected to defer payment of the interest. At March 31, 1995, the cumulative amount of deferred interest totaled $440,605. The Fund's agreement with KB Alloys requires KB Alloys to pay all accumulated deferred interest in excess of $452,153 no later than August 28, 1998, and the amount of deferred interest cannot exceed $452,153 at any time thereafter. The amount of accrued interest receivable with respect to other portfolio investments also increased slightly during the three months ended March 31, 1995.

         Other assets decreased $535,918, from $544,921 at December 31, 1994 to $9,003 at March 31, 1995. The balance at December 31, 1994 included a $532,452 receivable from the sale of KEMET common stock during December 1994. This amount was received by the Fund during January 1995.

         The payable to affiliates decreased $15,171 from $44,384 at December 31, 1994 to $29,213 at March 31, 1995. FCM Fiduciary Capital Management Company ("FCM") pays expenses on behalf of the Fund and is then reimbursed on a monthly basis. The payable at March 31, 1995 decreased because the total expenses paid by FCM on behalf of the Fund during March 1995 were less than those paid during December 1994.

         Distributions payable to partners decreased $196,515, from $589,545 at December 31, 1994 to $393,030 at March 31, 1995. This decrease corresponds to the percentage decrease in the quarterly distribution rate from $.45 per Unit to $.30 per Unit (as discussed in the following paragraphs).

         During the three months ended March 31, 1995, the Fund paid a cash distribution pertaining to the fourth quarter of 1994 in the amount of $589,545. This quarterly distribu-




                             --------------------
                                    TWELVE

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

tion was equal to $.45 per Unit and represented an annualized rate equal to 9.0% of contributed capital.

         As discussed in previous reports, the quarterly distributions for 1995 will be paid at a reduced rate. The distribution for the first quarter of 1995 will be paid on May 12, 1995 in an amount equal to $.30 per Unit, or an annualized rate equal to 6.0% of contributed capital. This distribution consists entirely of net investment income earned during the three months ended March 31, 1995.

         It is currently expected that the remaining 1995 distributions will be made at the same 6.0% rate. In the past, the Fund has realized gains from its investments that have provided additional sources of cash for distributions. Although there can be no assurances, the Fund may realize similar gains in 1995 that could in turn result in a higher distribution rate for subsequent quarters. Gains can also be utilized to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         The Fund's investment period will end on December 31, 1995. Although the Fund will be permitted to make additional investments in existing portfolio companies after 1995, the Fund will no longer be permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments after December 31, 1995 will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         The Fund has been notified by PaineWebber Incorporated ("PaineWebber") that FCM, the Managing General Partner of the Fund, is a named defendant in a class action lawsuit brought in March 1995 against PaineWebber and a number of its affiliates. FCM believes that this litigation will be resolved without material adverse effect on the Fund's financial statements, taken as a whole.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

         The Fund's net investment income was $463,496 for the three months ended March 31, 1995 as compared to net investment income of $420,246 for the corresponding period of the prior year. Net investment income per limited partnership unit increased from $.29 to $.36 and the ratio of net investment income to average net assets increased from 6.52% to 7.67% for the three months ended March 31, 1995 as compared to the corresponding period of the prior year.

         Net investment income for the three months ended March 31, 1995 increased as a result of a slight increase in investment income and a slight decrease in total expenses.



                             --------------------
                                   THIRTEEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

         Investment income increased $28,362, or 5.0%, for the three months ended March 31, 1995 as compared to the corresponding period of the prior year. This small increase was primarily the result of higher interest rates on the Fund's temporary investments and a slight increase in the aggregate amount that the Fund had invested in higher-yielding subordinated debt investments. The positive effect of these items was partially offset by a reduction in the amount of funds invested in temporary investments. This occurred as a result of the repurchase of Units by the Fund during the fourth quarter of 1994, which caused the Fund's total capital to decline by approximately 9.2%, and a slight increase in the amount invested in non-income producing equity investments.

         Total expenses decreased $14,888, or 9.9%, for the three months ended March 31, 1995 as compared to the corresponding period of the prior year. This decrease resulted primarily from a decrease in investment advisory fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units by the Fund during the fourth quarter of 1994 and the realization during July 1994 of the loss on the Fund's Mobile Technology, Inc. ("MTI") investment. Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. Other expenses decreased primarily as a result of a decrease in consulting fees. These decreases were partially offset by an increase in professional fees.

                        NET REALIZED GAIN ON INVESTMENTS

         On February 28, 1995, the Fund sold 8,705 shares of KEMET common stock. The Fund received $269,333 of sales proceeds, resulting in a realized gain of $263,165.

                   NET UNREALIZED APPRECIATION OF INVESTMENTS

         FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

         Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the


                             --------------------
                                   FOURTEEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         As of December 31, 1994, the Fund had recorded $3,629,064 of unrealized appreciation and $(407,097) of unrealized depreciation of investments. Therefore, as of December 31, 1994, the Fund had recorded a total net unrealized appreciation of investments of $3,221,967.

         The net increase in unrealized appreciation of investments during the three months ended March 31, 1995 and the cumulative net unrealized appreciation of investments as of March 31, 1995, consisted of the following components:

                                                     Unrealized Appreciation (Depreciation) Recorded
- ----------------------------------------------------------------------------------------------------------
                                                         During the Three
                                                           Months Ended             As of
      Portfolio Investment                                March 31, 1995       March 31, 1995
- ----------------------------------------------------------------------------------------------------------
Unrealized appreciation recorded
    in prior periods for investments
    disposed of during 1995                                 $(236,754)      $             -
  Carr-Gottstein                                              (70,147)              103,371
  Neodata                                                    (268,395)             (278,915)
  KEMET                                                       515,452             2,360,065
  Huntington                                                        -               476,182
  Amity                                                        72,307               719,828
  Elgin / ENI                                                  15,014                89,121
  Protection One                                               10,611                (3,466)
  MTI                                                               -              (206,131)
- ----------------------------------------------------------------------------------------------------------
                                                           $   38,088            $3,260,055
==========================================================================================================

         The amount of the Fund's unrealized appreciation or depreciation for its other investments remains unchanged from the amounts, if any, recorded at December 31, 1994.

         Carr-Gottstein Foods Company completed an IPO of its common stock on July 1, 1993. The stock, which trades on the New York Stock Exchange, closed at $6.00 on March 31, 1995. This price is down from the closing price of $6.50 on December 31, 1994. Based on the $6.00 closing trading price of the common stock, the Fund's 147,678 shares of common stock would have a market value of $886,068. However, the Fund's valuation guidelines require the stock to be valued at a 5% discount to the public market price to reflect the potential market impact that could result from the sale of the material number of shares owned by the Funds.



                             --------------------
                                    FIFTEEN

                   FIDUCIARY CAPITAL PENSION PARTNERS, L.P.
- --------------------------------------------------------------------------------

         The Neodata Corporation ("Neodata") stock and warrants were written down at March 31, 1995. The Partnership has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt presently provides for the accrual, rather than current payment, of interest, the Company's debt has grown to a level which now exceeds the Partnership's valuation.

         KEMET completed an IPO of its common stock on October 21, 1992. The stock, which trades on the NASDAQ National Market System, closed at $37.375 (an average of the closing bid and ask prices) on March 31, 1995. This price is up from the closing price of $29.375 on December 31, 1994. The Fund held 67,823 shares of KEMET common stock as of March 31, 1995. Based on the $37.375 closing trading price of the common stock, the Fund's stock would have a market value of $2,534,885. However, the Fund's valuation guidelines require the stock to be valued at a 5% discount to the public market price to reflect the potential market impact which could result from the sale of the material number of shares owned by the Funds.

         The Amity warrants and common stock were written up in value at March 31, 1995 to bring Amity's valuation more in line with the valuation of other comparable companies in its industry.

         The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.

         Protection One, Inc. ("Protection One") completed an IPO of its common stock on September 29, 1994. The stock, which trades on the NASDAQ National Market System, closed at $5.125 (an average of the closing bid and ask prices) on March 31, 1995. The Fund holds warrants to acquire 15,405.6 shares of Protection One common stock at a nominal exercise price. Based on the $5.125 closing trading price of the common stock, the Fund's warrants had a market value of $78,954 as of March 31, 1995.

         FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


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                                    SIXTEEN